EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
AMONG
CHASE BANK USA, N.A.
AND
PIER 1 ASSETS, INC.
DATED AS OF AUGUST 30, 2006

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Table of Contents
(continued)

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SCHEDULES
Schedule 1.1(a) — On-Going Contracts
Schedule 1.1(b) — Estimated Closing Statement
Schedule 1.1(c)(1) — Persons with actual knowledge – Seller
Schedule 1.1(c)(2) — Persons with actual knowledge – Purchaser
Schedule 1.1(d) — Master File
Schedule 1.1(e) — Purchase Price Schedule
Schedule 3.1(c) — Third Party Consents – Seller
Schedule 3.1(k) — Delinquency Aging Report
Schedule 3.1(m) — Tax Representation Exceptions
Schedule 3.1(s) — Pier 1 Bank Financial Information
Schedule 3.2(c) — Third Party Consents – Purchaser
Schedule 3.2(g) — Litigation
Schedule 4.2(a)(vi) — Seller Permitted Transfers
Schedule 4.2(b) — Seller Permitted Actions
Schedule 7.12 — Terminated Agreements
ANNEX A – Program Agreement
ANNEX B – Instrument of Assignment and Assumption

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     PURCHASE and SALE AGREEMENT, dated as of August 30, 2006 (this “Agreement”), among Pier 1 Assets, Inc., a Delaware corporation (“Seller”) on the one hand, and Chase Bank USA, N.A., a national banking association (the “Purchaser” and, collectively with Seller, the “Parties”), on the other hand.
RECITALS
     WHEREAS, Pier 1 Imports, Inc., a Delaware corporation (“Pier 1 Imports”), is, indirectly through certain of its subsidiaries, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means and (ii) indirectly through certain of its subsidiaries, including Pier 1 National Bank, a national banking association (“Pier 1 Bank”), engaged in the Business (as defined herein);
     WHEREAS, pursuant to this Agreement, Seller desires to sell or cause to be sold to the Purchaser, and the Purchaser desires to purchase the Gross Receivables and Pier 1 Bank Stock (as defined herein) pursuant to the terms contained and in the manner described herein;
     WHEREAS, on the date hereof, Pier 1 Imports (U.S.), Inc., a Delaware corporation (“Pier 1 (U.S.)”) and the Purchaser are entering into a Program Agreement (the “Program Agreement”) in the form attached hereto as Annex A, to become effective as of the Closing Date, that provides for, among other things, the issuance of proprietary cards, the issuance of existing and new credit related products, the processing and servicing of the related Accounts, and the conduct of related marketing activities.
     NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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ARTICLE I
DEFINITIONS
     Section 1.1. Definitions of Certain Terms.
     (a) In this Agreement, the following terms are used with the meanings assigned below:
     “Account Agreement” means an agreement (including related disclosure) between Pier 1 Bank and a Person or Persons under which Accounts are established and/or governing the terms and conditions of an Account and Credit Cards are issued to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices or any debt cancellation agreements).
     “Accounts” means any Credit Card Account established pursuant to an Account Agreement that exists and is owned by Pier 1 Bank as of the Cut-Off Time, including all Charged Off Accounts, except where otherwise indicated.
     “Accrued Interest” with respect to each Account, shall mean, the aggregate amount of all periodic finance charges that accrued on that Account as of the Cut-Off Time but had not been posted to that Account at the Cut-Off Time, and that are actually posted to such Accounts subsequent to the Cut-Off Time in accordance with the related Account Agreement.
     “Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Ancillary Agreements” means the Program Agreement and the Instrument of Assignment and Assumption.
     “Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.
     “Approved Ancillary Products” has the meaning set forth in the Program Agreement.
     “Books and Records” means all of the existing books, records, original documents, files, correspondence, books of account, Credit Card applications, agreements (including Account Agreements), customer service and collection records, billing tapes, month-end tapes, papers, statement forms, plastics, application forms and data maintained by or on behalf of (including by a processor) Pier 1 Bank or any of its Affiliates, whether in hard copy or electronic format or any other form in each case to the extent within Pier 1 Bank’s control and possession and used in the Business, other than the Pier 1 Cardholder List, the Master File and other than Tax Returns or Tax work papers. For the avoidance of doubt, the term “Books and Records” does not include any Pier 1 Shopper Data (to the extent not included in the Master File, Pier 1 Systems (as defined

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in the Program Agreement)), any of the Seller’s minute books, stock ledgers, internal accounting records or other corporate records and documents, or any proprietary information of any third-party servicer or processor.
     “Business” means the Credit Card business relating to the Purchased Assets conducted by Seller, Pier 1 Bank, and their Affiliates, including (A) the extension of credit to Cardholders, the servicing of the Accounts, billings, collections, processing of Account transactions, the administration of the Accounts and Gross Receivables and all aspects of the proprietary Credit Card program relating to the Accounts and (B) the offering of any Approved Ancillary Products to Cardholders but excluding all Employees.
     “Business Day” means any day, other than a Saturday or Sunday, on which both Seller and the Purchaser are open for business at their respective U.S. headquarters.
     “Cardholder” means a Person or Persons to whom a Credit Card is or has been properly issued by Pier 1 Bank and in whose name(s) an Account, in connection with which the Credit Card may be used, has been established pursuant to a valid Account Agreement.
     “Cardholder List” means a list, as of the Cut-Off Time, of the names, addresses, telephone numbers and taxpayer identification numbers and social security numbers of all Cardholders and such other proprietary information with respect to the Accounts as and to the extent maintained by Pier 1 Bank or any of its Affiliates.
     “Charged Off Accounts” means, collectively, all Credit Card Accounts that, as of the Cut-Off Time, have been charged off or should have been charged off according to the applicable Pier 1 Bank policies and procedures, which may include disputed Accounts, Accounts involving fraud, lost or stolen credit devices or deceased credit card holders, and Accounts that have filed for protection under the bankruptcy laws of the United States.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consolidated Group” means an “affiliated group” as that term is defined pursuant to section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or foreign law) of corporations or entities that file Tax returns on a consolidated, unified, combined or group basis.
     “Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or regulations, and/or other organizational documents, as appropriate, of any Person.
     “Contract” means, with respect to any Person, any agreement, undertaking, contract, promise, understanding, obligation, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties or assets, is bound and/or subject.
     “Credit Card” means a proprietary or co-branded card issued by Pier 1 Bank that may be used by the Cardholder or authorized user to purchase goods and services, obtain cash advances

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or convenience checks and/or transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided, however, that the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit; or (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.
     “Credit Card Account” means any account under which a purchase, cash advance, credit transaction, convenience check or transfer balance may be or has been made by a Cardholder by means of a Credit Card, which is recorded as an Account on the computer system or internal processing system of Pier 1 Bank or any of its Affiliates, or any third party processor used by Pier 1 Bank or its Affiliates, and properly established pursuant to an Account Agreement.
     “Cut-Off Time” means 11:59 p.m. on the day immediately preceding the Closing Date.
     “Employees” mean all full-time and part-time employees of Pier 1 Bank (whether or not on vacation, military leave, sick leave, maternity leave, disability or other leave of absence) who are employed principally in connection with the Business, in their capacity as such.
     “Estimated Closing Payment” means the amount payable by the Purchaser on the Closing Date in accordance with the Estimated Closing Statement.
     “Estimated Closing Statement” means a statement prepared by the Seller, substantially in the form of Schedule 1.1(b), showing in reasonable detail the calculation and allocation of the Estimated Closing Payment.
     “Excluded Liabilities” means the following Liabilities of Pier 1 Bank or Seller or any of their respective Affiliates (or any of their respective predecessors), whether presently in existence or arising hereafter:
     (1) all Liabilities of Pier 1 Bank or its Affiliates relating to the Employees prior to the Closing;
     (2) all Liabilities related to, associated with or arising out of any action, claim, suit or proceeding or otherwise arising out of or relating to the operation of the Business or the Purchased Assets, prior to the Closing, whether such action, claim, suit or proceeding is brought, or such Liability becomes payable, prior to, on or after the Closing;
     (3) all loan loss reserves, if any, maintained by Pier 1 Bank and its Affiliates in respect of (i) the Accounts and (ii) the amounts owing in respect thereof from Cardholders;
     (4) all legal, accounting, brokerage and finder’s fees, if any, or other fees and expenses incurred by the Seller in connection with this Agreement or the consummation of the transactions contemplated hereby;

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     (5) all Liabilities related to, associated with or arising out of any employee benefit plans, programs, agreements or arrangements sponsored or maintained by Pier 1 Bank or its Affiliates, or with respect to which Pier 1 Bank or its Affiliates have any obligation;
     (6) all Liabilities from Loyalty Programs (as defined in the Program Agreement) arising out of all sales to Cardholders or authorized users of Accounts through the Cut-Off Time date;
     (7) Liabilities relating to the operation of the Business or ownership of the Purchased Assets prior to the Closing Date; and
     (8) Excluded Taxes.
“Excluded Taxes” means:
     (1) all Income Taxes owed by Seller or any of its Affiliates other than the Pier 1 Bank for any period;
     (2) all Taxes relating to the Excluded Liabilities for any period;
     (3) all Taxes relating to the Purchased Assets, the Business, or Pier 1 Bank for any Pre-Closing Tax Period;
     (4) all Taxes of Pier 1 Bank which are allocable, pursuant to Section 7.1(c), to the portion of such period ending on the Closing Date;
     (5) all Taxes of Seller or any other Person (other than Pier 1 Bank) for which Pier 1 Bank may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group that includes Seller or such other Person prior to the Closing Date, by reason of entering into a tax sharing, tax indemnity or similar agreement with the Seller or such other Person prior to the Closing Date (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing Date;
     (6) Taxes imposed on Pier 1 Bank as a result of any breach of warranty or misrepresentation under Section 3.1(m), or breach by Seller of any covenant relating to Taxes;
     (7) Taxes solely attributable to the Section 338(h)(10) Election provided for in Section 7.10; and
     (8) Pier 1 Bank Excluded Taxes.
     “Federal Funds Rate” means, for any day, the offered rate as reported in the Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of 1 million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

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     “Final Closing Payment” means the amount calculated as a result of any adjustment to the Estimated Closing Payment following the Closing in accordance with this Agreement.
     “Final Closing Statement” means a statement prepared by Seller substantially in the form of Schedule 1.1(b), showing in reasonable detail the calculation by Seller of the Final Closing Payment, based on the data available as of the Cut-Off Time.
     “Fiscal Month” has the meaning set forth in the Program Agreement.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.
     “Gross Receivables” means amounts owing (net of credit balances) to Pier 1 Bank or its Affiliates from Cardholders with respect to Accounts (including outstanding loans and other extensions of credit, Accrued Interest and late charges, whether or not posted, and any other accrued fees, charges and interest assessed on such Accounts, whether or not posted), including any amounts owed attributable to a Charged Off Account.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Income Taxes” means all federal, state, local and foreign income Taxes or any similar Taxes that are imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.
     “Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption substantially in the form attached as Annex B, to be entered into at the Closing.
     “Intellectual Property Right” means any intellectual property right, including any trademark, service mark or other source indicator and all goodwill associated therewith, invention, patent, copyright, confidential or proprietary information (including trade secret and know-how) and any registration or application for registration of any of the foregoing.
     “Knowledge” means, with respect to the Seller, the actual knowledge of the persons named on Schedule 1.1(c)(1) hereto and, with respect to the Purchaser, the actual knowledge of the persons named on Schedule 1.1(c)(2) hereto, in each case after reasonable inquiry.
     “Liability” means any debt, liability, commitment, obligation, claim or cause of action of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.
     “Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, charge, encumbrance, adverse claim, reversion, reverter or restriction of any kind relating to that property, of any nature whatsoever, whether consensual, statutory or otherwise including the

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interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.
     “Master File” means the master file maintained by Pier 1 Bank and its Affiliates, or their subcontractors, with respect to the Accounts, including identification and other Cardholder data and Account information, the names and addresses of Cardholders with respect to the Accounts and any and all Account adjustments made by or on behalf of the Seller in the form attached hereto as Schedule 1.1(d).
     “Master Trust” means the Pier 1 Credit Card Master Trust.
     “Material Adverse Effect” means:
     (1) with respect to the Business, any effect that is materially adverse to the assets, the results of operations or financial condition of the Business, taken as a whole, excluding any effect attributable to or resulting from (a) economic, business or financial conditions generally or events affecting the credit card services or consumer credit business, the banking or financial services industry or the retail store industry to the extent such events or conditions do not have a disproportionate effect on the Business relative to other entities operating businesses similar to the Business, (b) financial market conditions, including interest rates or changes therein, (c) changes in laws, GAAP or regulatory accounting principles, (d) any action, omission, change, effect, circumstance or condition contemplated by this Agreement or the Ancillary Agreements, or attributable to the signing and announcement of this Agreement with the Purchaser, or the transactions contemplated by this Agreement and the Ancillary Agreements, or (e) any action taken or not taken at the request or direction of the other party or parties hereto; and/or
     (2) with respect to the Seller or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement or the Ancillary Agreements on a timely basis.
     “On-Going Contracts” means the Contracts listed on Schedule 1.1(a).
     “Permissible Liens” means Liens (i) for Taxes, assessments and other governmental charges or levies (1) not yet due or (2) which are being contested in good faith by appropriate action and as to which adequate reserves for contested amounts have been set aside in accordance with GAAP and as set forth on Schedule 3.1(m), or (ii) that will have lapsed or been terminated or will lapse or terminate prior to the Closing.
     “Person” means any individual, corporation, company, unincorporated association, business trust, trustee, executor, administrator or other legal personal representative however designated or constituted, partnership, association, limited liability company, limited partnership, joint venture, syndicate, sole proprietorship or similar organization (with or without share capital), or any Governmental Authority.
     “Personal Information” means information owned by Pier 1 Bank about an identifiable individual or other information that is subject to any Privacy Law.

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     “Pier 1 Bank Assets” means all assets of Pier 1 Bank, including, without limitation, the following:
     (1) the Accounts;
     (2) the applications for Accounts pending and solicitations for the Accounts outstanding;
     (3) the Account Agreements for the Accounts;
     (4) the Cardholder List;
     (5) the Master File applicable to the Accounts;
     (6) all rights and obligations of Pier 1 Bank arising under the On-Going Contracts with respect of periods on or after the Closing Date;
     (7) all cash and cash equivalents on hand and cash and cash equivalents in bank accounts, as of the Cut-Off Time, maintained by Pier 1 Bank;
     (8) each Credit Card with respect to any Account;
     (9) the right to all Accrued Interest;
     (10) the Books and Records (if any);
     (11) all inventories and other goods and supplies in stock and used or held for use by Pier 1 Bank and its Affiliates in connection with the Accounts, including plastics, applications, and periodic statements;
     (12) all rights, claims, credits, causes of action or rights of set-off against third parties relating principally to the assets listed in clauses (1) through (11) above;
     (13) the Transferred Intellectual Property; and
     (14) such additional assets, properties, and rights related to the foregoing as may be acquired by Pier 1 Bank after the date hereof and prior to the Cut-Off Time.
     “Pier 1 Bank Excluded Taxes” means all taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which Pier 1 Bank is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6.
     “Pier 1 Bank Liabilities” means any Liabilities of Pier 1 Bank, whether incurred prior to or after the Closing Date, other than the Excluded Liabilities.
     “Pier 1 Bank Stock” means all of the outstanding shares of common stock, par value $10.00 per share, of Pier 1 Bank as of the Closing Date.
     “Pier 1 Licensed Marks” has the meaning set forth in the Program Agreement.

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     “Pier 1 Shopper Data” has the meaning set forth in the Program Agreement.
     “Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of February 12, 1997, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the Closing Date, including all series supplements thereto, by and among Pier 1 Funding LLC, as transferor, Pier 1 Imports (U.S.), Inc., a Delaware corporation, as servicer, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association), a national banking association, as trustee.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends before or on the Closing Date.
     “Previously Disclosed” means, with respect to the Seller or the Purchaser, information set forth in the Schedules, whether in response to an express informational requirement or as an exception to one or more specified representations or covenants.
     “Privacy Law” means any Requirement of Law relating to the collection, use, storage and/or disclosure of information about an identifiable individual.
     “Purchase Price” means the total purchase price payable in accordance with this Agreement for the Purchased Assets, as finally determined in accordance with Section 2.2, and as described and allocated on Schedule 1.1(e).
     “Requirement of Law” means, with respect to any Person, any law, ordinance, statute, order, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case binding on that Person or its property.
     “Requisite Regulatory Approvals” means the consents, registrations, approvals, permits or authorizations designated as such in Schedule 3.1(c) with respect to the Seller and Schedule 3.2(c) with respect to the Purchaser.
     “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
     “Subsidiary” when used with respect to any Person, means another Person where an amount of the voting securities, or other voting ownership or voting partnership interests, of the second Person sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by the first Person or by another Subsidiary of the first Person.
     “Taxes” means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom,

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]

duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).
     “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.
     “Transferred Intellectual Property” means all rights of Pier 1 Bank to the Cardholder List and the Master File, in each case, subject to the restrictions set forth in the Program Agreement.
     “Treasury Regulations” means the final, temporary or proposed regulations promulgated by the Treasury Department under the Code and any reference to a Treasury Regulation that is amended, revised or otherwise superseded subsequent to the date hereof shall be interpreted as referring to the Treasury Regulation prior to such change so as to achieve the result originally intended by the Parties.
     Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Term	Section
Accountant	2.2	(c)
Actions	4.11	(a)
Adjusted Allocation	7.10	(b)
Agreement	Preamble
Allocation	7.10	(b)
Allocation Statement	2.4	(a)
Annual Financial Information	3.1	(s)
Closing	2.3	(a)
Closing Date	2.3	(a)
Confidentiality Agreement	4.3	(c)
Consolidated Tax Returns	7.2	(a)
Credit Card Marks	4.7
Financial Information	3.1	(s)
Filing Party	7.2	(c)
Indemnified Party	8.4	(a)
Indemnifying Party	8.4	(a)
Interim Financial Information	3.1	(s)
Losses	8.2
Parties	Preamble
Pier 1 Bank	Recitals
Pier 1 Bank Stock	3.1	(o)
Pier 1 Imports	Recitals
Pier 1 (U.S.)	Recitals
Program Agreement	Recitals
Purchase	2.3	(a)

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Term	Section
Purchased Assets	2.1
Purchaser	Preamble
SEC	3.2	(k)
Securities Act	3.2	(l)
Section 338(h)(10) Election	7.10	(a)
Seller	Preamble
Seller Consolidated Group Tax Claim	7.5
Seller Permits	3.1	(r)
Straddle Taxes	7.1	(c)
Tax Claim	7.5
Tax Indemnifying Party	7.2	(d)
Tax Package	7.6	(c)
Tax Sharing Agreements	7.8
     Section 1.2. Interpretation.
     (a) In this Agreement, unless the context otherwise requires, references to:
     (i) the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;
     (ii) any Contract refers to the Contract as amended, modified, supplemented or replaced from time to time prior to the date of this Agreement, or in a manner permitted by this Agreement;
     (iii) any statute or regulation refers to the statute or regulation as amended, modified, supplemented or replaced from time to time prior to the Closing Date (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;
     (iv) any Governmental Authority including any successor to the Governmental Authority; and
     (v) this Agreement are to this Agreement and the Schedules and annexes to it.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
     (c) Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”
     (d) This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to any other.

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     (e) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Time is of the essence in the performance of the Parties’ respective obligations hereunder.
ARTICLE II
CLOSING, PURCHASE AND SALE
     Section 2.1. Purchase and Sale of the Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing and effective from and after the Closing Date, the Seller shall sell, convey, transfer and assign (or cause its Subsidiaries to sell, convey, transfer and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, and the Purchaser shall purchase, acquire and accept the Gross Receivables and Pier 1 Bank Stock (the “Purchased Assets”).
     Section 2.2. Purchase Price; Purchase Price Adjustment.
     (a) On the second Business Day before the Closing, Seller shall deliver to the Purchaser the Estimated Closing Statement reflecting the Seller’s good faith calculation of the Estimated Closing Payment to be paid by the Purchaser at the Closing.
     (b) Within forty-five (45) days after the Closing, Seller shall deliver to the Purchaser the Final Closing Statement prepared based on the information in the Master File and the balance sheet of Pier 1 Bank, as of the Cut-Off Time, and copies of the Master File, as of the Cut-Off Time.
     (c) The Purchaser shall, within the later of forty-five (45) days after receipt of the Final Closing Statement or ninety (90) days after Closing, advise the Seller in writing and in reasonable detail if it believes that the Final Closing Statement did not accurately reflect the items required to be included therein in accordance with the provisions of this Agreement and Schedule 1.1(b) hereto, in each case stating in reasonable detail the basis of its belief. In the event the Purchaser delivers such an objection, the Seller and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) days following receipt of Purchaser’s written objections, then the issues remaining unresolved shall be determined by a nationally recognized accounting firm that is not the principal auditor of Seller or the Purchaser; provided, however that if Seller and the Purchaser are unable to select such other accounting firm within forty-five (45) days after delivery of written notice of a disagreement, then Seller and the Purchaser shall each select a representative from one such firm, even though such firm may not have been acceptable to the other, and those two individuals shall select a third firm. The accounting firm or accountant so selected shall be referred to herein as the “Accountant”. The Accountant shall deliver to Seller and the Purchaser, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Final Closing Statement determined in accordance with the terms of this Agreement. The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its

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determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Seller have disagreed within the time periods and on the grounds specified. The Accountant’s determination shall be conclusive and binding on the Purchaser and the Seller to the fullest extent permitted by applicable law absent manifest error and may be enforced in any court having jurisdiction. The fees of the Accountant shall be shared by the Purchaser and the Seller in proportion to the relative differences between their respective calculations of the Final Closing Payment and the amount determined by the Accountant.
     (d) If the Estimated Closing Payment exceeds the Final Closing Payment, then Seller shall, within five (5) Business Days after the Final Closing Payment has been finally determined pursuant to Section 2.2(c), pay such excess by wire transfer of immediately available funds (in U.S. dollars) to the Purchaser, together with interest on the foregoing amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate over a 365 day year. If the Estimated Closing Payment is less than the Final Closing Payment, then the Purchaser shall, within five (5) Business Days after the Final Closing Payment has been finally determined pursuant to Section 2.2(c), pay such deficiency by wire transfer of immediately available funds (in U.S. dollars) to Seller together with interest on the foregoing amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate over a 365 day year. Each party to this Agreement shall make available to the other Parties, and to the Accountant, its and its accountants work papers (to the extent possible), schedules and other supporting data as may be reasonably requested by such other Parties to enable them to verify the amounts set forth in the Final Closing Statement.
     Section 2.3. The Closing.
     (a) The closing (the “Closing”) of the purchase and sale of the Purchased Assets (the “Purchase”) shall take place at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas, or by facsimile transmission on the date mutually agreed to by the Parties after all of the conditions set forth in Article V (other than conditions relating solely to the delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement (the “Closing Date”); provided, however, in no event will such date be prior to October 1, 2006 or later than the end of the month during which the conditions set forth in Article V (other than conditions relating solely to the delivery of documents to be dated the Closing Date) have been satisfied or waived in accordance with the terms of this Agreement.
     (b) At the Closing, the Purchaser shall, and the Seller shall, deliver or cause to be delivered to each other (i) instruments of sale, assignment, transfer and conveyance of the Purchased Assets (which shall be the Instrument of Assignment and Assumption), (ii) stock certificates representing the Pier 1 Bank Stock, and (iii) a receipt for the Estimated Closing Payment.
     (c) At the Closing, the Purchaser shall pay the Estimated Closing Payment by wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 A.M. Eastern time on the Closing Date to an account(s) specified by Seller at least three (3) Business Days prior to the Closing Date.

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     (d) Following the Closing, Purchaser shall pay, by wire transfer of immediately available funds (in U.S. dollars) to an account(s) specified by Seller in writing, the amounts specified on Schedule 1.1(e) as being payable following the Closing at the times indicated on Schedule 1.1(e).
     Section 2.4. Allocation of Purchase Price.
     (a) The parties hereto agree to report the allocation of the total consideration among the Purchased Assets in a manner consistent with Schedule 1.1(e) (the “Allocation Statement”) and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a taxing authority.
     (b) The Allocation Statement will be prepared in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder; provided that no amount shall be allocated to any non-compete, non-hire, or non-solicitation covenant or agreement.
     (c) The parties will promptly inform one another of any challenge by any taxing authority to any allocation made pursuant to this Section and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
     Section 3.1. Representations and Warranties of Seller. Except as Previously Disclosed against a specific representation and warranty set forth in this Section 3.1, Seller represents and warrants to the Purchaser as follows:
     (a) Existence and Authority. Pier 1 Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Seller is duly organized, validly existing and in good standing under its jurisdiction of organization. Seller, either directly or through its Subsidiaries, has the requisite power and authority to convey or cause to be conveyed the Purchased Assets, and to carry on the Business as currently conducted by Pier 1 Bank, and Pier 1 Bank is duly qualified to do business in each jurisdiction where the operation of the Business conducted by it requires such qualification, except for any failure to be so qualified that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
     (b) Authorization and Validity. Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The making, execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been, or will

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be, duly authorized by Seller or its Affiliates by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller and each Ancillary Agreement has been, or shall have been at the Closing Date, duly executed and delivered by Seller or its Affiliates thereto. Assuming that this Agreement has been, and that the Ancillary Agreements have been or shall be on or prior to the Closing Date, duly authorized, executed and delivered by the Purchaser, this Agreement is, and the Ancillary Agreements are or shall be at the Closing Date, the legal, valid and binding obligations of Seller and its Affiliates, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.
     (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Seller from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller or its Subsidiaries or the consummation by them of the transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) the Requisite Regulatory Approvals, (ii) any required third party consents, and (iii) such other notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (d) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Requisite Regulatory Approvals and other Previously Disclosed governmental and third-party consents, registrations, approvals, permits and authorizations referred to in Section 3.1(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:
     (i) breach, violate, conflict with, or be prohibited by the Constituent Documents of the Seller or Pier 1 Bank;
     (ii) breach, violate, conflict with, or be prohibited by any Requirement of Law or Applicable Order applicable to the Seller or Pier 1 Bank;
     (iii) breach, violate, conflict with, be prohibited by, require any additional approval under or result in a default under the terms, conditions or provisions of any of the On-Going Contracts or any Contract of Pier 1 Bank, or give any third party the right to terminate or cancel any right of Seller or Pier 1 Bank under any such Contract, or accelerate the performance of its obligations thereunder; or
     (iv) result in the creation of any Lien on the Purchased Assets, other than Permissible Liens;
except in each case described in clause (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

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     (e) Absence of Certain Changes. Since February 25, 2006, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been (1) any material change in: (x) any financial accounting practices, policies or procedures (to the extent any such change would be binding on or otherwise affect the Business or the Purchaser following the Closing, and except for any change in accounting practices, polices and procedures required by reason of a concurrent change in GAAP); (y) any collections, pricing, origination, charge-off, re-aging, credit or underwriting practices, policies and procedures of Pier 1 Bank with respect to the Accounts; or (z) the servicing practices, policies and procedures of Pier 1 Bank with respect to the Gross Receivables, except in each case for any such changes after the date hereof as approved in writing by the Purchaser, or (2) any event, occurrence, development, circumstances or facts that have had a Material Adverse Effect on the Business.
     (f) Title to Properties; Encumbrances.
     (i) Seller, either directly or through its Subsidiaries, has good title to the Purchased Assets, free and clear of all Liens, other than Permissible Liens.
     (ii) Pier 1 Bank has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Pier 1 Bank Assets, free and clear of all Liens, other than Permissible Liens.
     (iii) Upon consummation of the transactions contemplated by this Agreement, at the Closing, the Purchaser shall be vested with good and marketable title in and to the Purchased Assets, free and clear of all Liens other than Permissible Liens. The Purchased Assets and the rights of Seller under the On-Going Contracts, include as of the date hereof or will include, as of the Closing Date, all the assets, properties, rights and interests (including, without limitation, real property and tangible and intangible property) reasonably necessary for the Purchaser to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the Purchased Assets do not include or encompass any proprietary trade secrets, trade information, know-how, knowledge, policies, procedures, practices, modeling, analysis or information of a confidential or proprietary nature owned or controlled by FACS Group, Inc.
     (g) Litigation. Seller has Previously Disclosed a list and a summary description of each pending Action with respect to the Accounts pending as of the date hereof in which the Seller or Pier 1 Bank is a named defendant. There are no Actions pending, in arbitration or before any Governmental Authority, against Seller or its Subsidiaries, or to the Seller’s Knowledge, threatened against Seller or its Subsidiaries, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
     (h) Contracts. Each On-Going Contract is a valid, legal, binding agreement of the Seller or Pier 1 Bank. The Seller has made available to the Purchaser true and complete copies of all On-Going Contracts. Neither such Seller or Pier 1 Bank nor, to the Seller’s Knowledge, any other party thereto is in default under the terms of any such On Going Contract, except for any such failures to be valid and binding and such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business. Neither

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Seller nor Pier 1 Bank have received any written notice of termination, cancellation, breach or default under any On-Going Contract.
     (i) Books and Records. All Books and Records of the Seller and its Affiliates relating to the Business, the Master File and the Cardholder List have been maintained accurately and in accordance with all Requirements of Law applicable to the Seller or Pier 1 Bank and the Business in all material respects. No third party (other than Affiliates of Seller) has rights to use or market the information contained in the Master File and Cardholder List.
     (j) Compliance with Laws. Except to the extent that a breach of any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business:
     (i) since January 1, 2004, Seller and Pier 1 Bank have been in compliance with all Requirements of Law relating to the Business and the Purchased Assets; and
     (ii) since January 1, 2004, Seller and Pier 1 Bank have not been subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between any of them and any Governmental Authority.
     (k) Accounts.
     (i) On the Closing Date, Pier 1 Bank will be the sole owner of and will have good title to the Accounts, and Pier 1 (U.S.) or other Subsidiary of Seller will be the sole owner of and have good title to the Gross Receivables on the Accounts. Upon the Closing, subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, all right, title and interest in and to the Accounts, and the Gross Receivables on the Accounts shall vest or be vested in the Purchaser, free and clear of all Liens other than Permissible Liens.
     (ii) To the Seller’s Knowledge, each Account Agreement relating to an Account (other than any Account Agreement with respect to any Charged Off Account) is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, and is enforceable against such obligors in accordance with its terms, subject to (i) fraud and other possible claims and defenses on disputed card transactions asserted by a Cardholder, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and the effect of general equitable principles, and (iii) the Servicemembers Civil Relief Act. The terms of the Account Agreements have not been waived (other than on a case-by-case basis as reflected in the Books and Records in all material respects) or modified in any material respect by Pier 1 Bank. No Account is secured by any collateral whatsoever. Pier 1 Bank has not taken nor caused to be taken any action to impair the Purchaser’s rights in the Accounts or to prevent the Purchaser from collecting any portion of the Gross Receivables.
     (iii) Each Account complies in all material respects with the applicable Account Agreement.

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     (iv) All Account applications have been taken and evaluated and applicants notified in a manner that complied in all material respects with all applicable Requirements of Law.
     (v) All Accounts have been solicited, originated, created, evaluated, maintained and serviced in compliance in all material respects with all applicable Requirements of Law.
     (vi) All notifications and disclosures made in connection with the Accounts complied in all material respects with all applicable Requirements of Law.
     (vii) To the Knowledge of the Seller, each of the Gross Receivables arises from or in connection with a bona fide sale transaction (including any amounts in respect of finance charges, annual fees and other charges and fees assessed on the Accounts).
     (viii) To the Knowledge of the Seller, Schedule 3.1(k) will set forth, in all material respects, a complete and accurate delinquency aging report of the Accounts as of the last completed billing cycle prior to the Cut-Off Time.
     (l) Qualifications. Pier 1 Bank is licensed and qualified in all jurisdictions necessary to conduct activities with respect to the Accounts in which it is engaged in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.
     (m) Taxes and Tax Returns. Except as Previously Disclosed or set forth on Schedule 3.1(m).
     (i) Seller and Pier 1 Bank have filed all material Tax Returns that they were required to file (taking into account all applicable extensions) on or before the date hereof (in the case of the Seller, solely to the extent of any Tax Returns related to the Business), and all Taxes required to be shown on such Tax Returns have been timely paid.
     (ii) There are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of a material amount of Taxes with respect to Pier 1 Bank, Seller or any current Affiliate, nor has Pier 1 Bank or any Affiliate thereof received any notice or inquiry from any jurisdiction in which Pier 1 Bank does not currently file Tax Returns to the effect that Pier 1 Bank may be subject to taxation by such jurisdiction.
     (iii) To the Knowledge of Seller, there are no pending or threatened actions or proceedings for the assessment or collection of a material amount of Taxes with respect to any former Affiliate of Pier 1 Bank or Seller for any period during which such Person was an Affiliate of Pier 1 Bank or Seller.
     (iv) There are no outstanding waivers or agreements extending the statute of limitation or the period for assessment, reassessment or collection of any amount of Taxes to which Seller or Pier 1 Bank may be subject or relating to the Purchased Assets

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or the Business, and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Seller or Pier 1 Bank or relating to the Purchased Assets or the Business.
     (v) There are no Liens for any Taxes upon any of the Purchased Assets other than Permissible Liens.
     (vi) Seller and Pier 1 Bank have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under all applicable Requirements of Law.
     (vii) Neither Seller nor Pier 1 Bank (in relation to the Purchased Assets and the Business) is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required material Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by Seller or Pier 1 Bank (in respect of the Purchased Assets and the Business) to the effect that the filing of Tax Returns may be required.
     (viii) Neither Seller nor Pier 1 Bank has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement.
     (ix) Neither Seller nor Pier 1 Bank has any “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.
     (x) Neither Seller nor Pier 1 Bank has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A).
     (xi) For state and local tax purposes, Pier 1 Bank has nexus only in Nebraska. Pier 1 Bank makes no separate income tax filings, but files in Nebraska as part of the Seller’s unitary tax group. Pier 1 Bank is included in other Seller unitary tax group state income tax returns as required as well as the Seller’s consolidated Federal income tax return. Pier 1 Bank files no other income or other tax returns that have a material tax liability.
Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made by Seller with respect to matters relating to Taxes shall be the representations and warranties set forth in this Section 3.1(m), and this Agreement shall not be interpreted in any manner that is contrary thereto.
     (n) No Brokers or Finders. Any liability incurred by Seller, Pier 1 Bank or their Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements shall be borne by Seller.

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     (o) Pier 1 Bank. The authorized capital stock of Pier 1 Bank consists of 40,000 shares of common stock, par value $10.00 per share, of which 20,000 shares are issued and outstanding. All of the issued and outstanding shares of Pier 1 Bank Stock are beneficially and legally owned by Seller, free and clear of all Liens. All of the issued and outstanding shares of Pier 1 Bank Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for Pier 1 Bank Stock, (ii) options, warrants, calls or other rights to purchase or subscribe for Pier 1 Bank Stock or (iii) contracts of any kind to which Pier 1 Bank or any of its Affiliates is subject or bound requiring the issuance after the date of this Agreement of (x) Pier 1 Bank Stock, (y) any convertible or exchangeable security of the type referred to in clause (i) or (z) any options, warrants, calls or rights of the type referred to in clause (ii). Pier 1 Bank does not own, directly or indirectly, any equity interest or investment in any Person.
     (p) Intellectual Property. Seller, Pier 1 Bank and their Subsidiaries have not granted any license or other right to any third party, except as may be contemplated in the On-Going Contracts, to use the Transferred Intellectual Property (i) in connection with any Credit Card program or (ii) that would violate any rights in the Transferred Intellectual Property granted to the Purchaser pursuant to the Program Agreement.
     (q) Personal Information. (i) Seller and Pier 1 Bank, to the extent required by Privacy Law, each have a written privacy policy which governs their respective collection, use and disclosure of Personal Information and Seller and Pier 1 Bank are in compliance, in all material respects, with their respective privacy policies; (ii) all required consents to the collection, use or disclosure of Personal Information (and in particular, the information contained in the Master File and Cardholders List) in connection with the conduct of the Business have been obtained in accordance with Privacy Laws; and (iii) all required consents to the disclosure of Personal Information (and in particular, the information contained in the Master File and Cardholders List) to the Purchaser have been obtained in accordance with Privacy Laws.
     (r) Licenses and Permits. (a) All material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating to the Purchased Assets or the conduct of the Business (the “Seller Permits”) are valid and in full force and effect; and (b) none of Seller or Pier 1 Bank is in material default, and no condition exists that with notice or lapse of time or otherwise would constitute a material default, under Seller Permits.
     (s) Financial Statements. Schedule 3.1(s) sets forth (i) the balance sheet and statement of operations for Pier 1 Bank at, or for the 12 months ended, February 25, 2006, (the “Annual Financial Information”), and (ii) the statement of operations and a balance sheet for Pier 1 Bank at, or for the three Fiscal Months ended May 27, 2006 (the “Interim Financial Information” and together with the Annual Financial Information, the “Financial Information”). The Annual Financial Information has been prepared on a basis consistent with the audited consolidated financial statements of Pier 1 Imports.
     Section 3.2. Representations and Warranties of the Purchaser. Except as Previously Disclosed, the Purchaser represents and warrants to the Seller as follows:

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     (a) Existence and Authority. The Purchaser is a validly existing national banking association, duly organized and in good standing under the laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to acquire and operate Pier 1 Bank and the Business as currently conducted or as proposed to be conducted.
     (b) Authorization and Validity. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby to which it is a party. The making, execution, delivery and performance of this Agreement and each Ancillary Agreement have been duly authorized by the Purchaser by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement has been or shall have been, at the Closing Date, duly executed and delivered by the Purchaser. Assuming that this Agreement has been, and the Ancillary Agreements have been or shall be on or prior to the Closing Date, duly authorized, executed and delivered by the Seller party thereto, this Agreement is, and the Ancillary Agreements shall be at the Closing Date, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.
     (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, as applicable, or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements, except for the Requisite Regulatory Approvals and for such other notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business following the Closing Date. The Purchaser has no reason to believe that it will not be able to obtain the Requisite Regulatory Approvals on a timely basis.
     (d) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Requisite Regulatory Approvals and the other Previously Disclosed governmental and third-party consents, registrations, approvals, permits and authorizations referred to in Section 3.2(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:
     (i) breach, violate, conflict with or be prohibited by the Purchaser’s Constituent Documents;
     (ii) breach, violate, conflict with or be prohibited by any Requirement of Law or Applicable Order applicable to the Purchaser; or

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     (iii) breach, violate, conflict with, be prohibited by, require any additional approval under or result in a default under the terms, conditions or provisions of any Contract of the Purchaser, or give any third party the right to terminate or cancel any right of the Purchaser, conflict with, be prohibited by, require any additional approval under any such Contract, or accelerate the performance of its obligation thereunder;
except in each case described in clause (iii), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business following the Closing Date.
     (e) Absence of Certain Changes. Since January 1, 2006, there has not been any change in the financial condition or results of operations of the Purchaser that has had, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business as of the Closing Date.
     (f) Compliance with Laws. Except to the extent that a breach of any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, or be expected to have on the Business a Material Adverse Effect, as of the Closing Date:
     (i) Since January 1, 2004, the Purchaser is in compliance with all Requirements of Law relating to its credit card business; and
     (ii) Since January 1, 2004, neither the Purchaser nor any of its Subsidiaries is subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.
     (g) Servicing Qualifications. The Purchaser is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Business or on the ability of the Purchaser to perform its duties as servicer, under the Program Agreement following the Closing Date.
     (h) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated Closing Payment and the Purchase Price as required by Section 2.3 and to timely pay any other amounts to be paid by it under this Agreement.
     (i) Litigation. Except as described in the publicly filed prospectuses in connection with the Chase Issuance Trust, there are no actions, suits, proceedings or claims pending, in arbitration or before any Governmental Authority, to which the Purchaser or any of its Subsidiaries is a served Party, or to the Purchaser’s Knowledge, threatened against Purchaser or any of its Subsidiaries, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business.

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     (j) No Brokers or Finders. Any liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements shall be borne by the Purchaser.
     (k) Restricted Securities. The Purchaser understands that the shares of Pier 1 Bank are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to such laws, Purchaser must hold those securities indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by applicable state Governmental Authorities or an exemption from such registration and qualification is available.
     (l) Investment Representation. The Purchaser is purchasing the Pier 1 Bank Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser understands the risks of the transactions contemplated hereby and of ownership of the Pier 1 Bank Stock. Purchaser acknowledges that the Pier 1 Bank Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Pier 1 Bank Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and qualification under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
     Section 3.3. No Other Representations or Warranties; No Recourse. Except as expressly set forth in this Article III or the Ancillary Agreements, neither the Seller nor the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Purchased Assets, Seller, the Business or the Purchaser, respectively, or as to any other matter whatsoever. Except as otherwise expressly provided herein or in any Ancillary Agreement, the sale of the Purchased Assets is without recourse of any kind to Seller or its Affiliates or to the Purchaser or its Affiliates. To the extent this Agreement or any Ancillary Agreements may allow Purchaser recourse with respect to any Affiliates of Seller, Purchaser acknowledges and agrees, notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, that Purchaser’s only recourse will be to Seller, and Seller acknowledges and agrees that it will be solely responsible for any failure by its Affiliates to fulfill their obligations as contemplated by this Agreement or the Ancillary Agreements, as applicable. THE PURCHASER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE IV
COVENANTS
     Section 4.1. Conduct of Business. Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business or those necessary to unwind the securitization evidenced by the Pooling and Servicing Agreement, until the Closing Date, Seller shall, and shall cause Pier 1 Bank to, conduct the Business or cause the Business to be conducted in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller shall (as it relates to the Business), and shall cause Pier 1 Bank to, use their respective reasonable best efforts to (i) preserve intact the business organizations and relationships with third parties relating to the Business, (ii) to keep available the services of required Employees until the Closing Date, (iii) to preserve beneficial relationships with customers and Cardholders in connection with the Business, and (iv) follow substantially the same procedures, practices and standards, in all material respects, including collection practices and accounting practices for charge-offs and reserves, as in effect on the date of this Agreement.
     Section 4.2. Certain Changes.
     (a) Without limiting Section 4.1, except as otherwise contemplated hereby or by the Ancillary Agreements or as required by applicable Requirements of Law or necessary for the unwinding of the securitization evidenced by the Pooling and Servicing Agreement, from the date of this Agreement until the Closing Date without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not, and shall cause Pier 1 Bank not to:
     (i) enter into, terminate, amend, renew, subject to any Lien, or otherwise modify any On-Going Contract except in the ordinary course of the Business consistent with past practice and only to the extent such entry, termination, amendment, or subjection would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or on the Purchased Assets;
     (ii) in connection with the Business, acquire a material amount of assets from any other Person or all or substantially all of the assets of any Person, whether by merger, asset purchase or otherwise, if, in either case, such assets would constitute Purchased Assets;
     (iii) make any material change in: (x) any financial accounting practices, policies or procedures (to the extent any such change would be binding on or otherwise affect the Business or the Purchaser following the Closing, and except for any change in accounting practices, polices and procedures required by reason of a concurrent change in GAAP); (y) any collections, pricing, origination, charge-off, reaging, delinquency, recovery, posting, credit or underwriting practices, risk management, servicing, policies and procedures or method of assigning status codes with respect to the Accounts; or (z) the servicing practices, policies and procedures of Pier 1 Bank with respect to the Gross Receivables;

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     (iv) sell, lease or otherwise dispose of any of the Purchased Assets, except (1) in the ordinary course of business, (2) pursuant to the terms of Contracts or commitments existing as of the date of this Agreement and Previously Disclosed, (3) as otherwise Previously Disclosed, or (4) to effectuate the conveyance of the Purchased Assets as contemplated by this Agreement;
     (v) except in the ordinary course of business consistent with past practice, settle any material claim, action or proceeding or waive any material rights or claims in respect of the Business in a manner that would have a Material Adverse Effect on the Business or any of the Purchased Assets after the Closing;
     (vi) except as described on Schedule 4.2(a)(vi), transfer any interest in, or subject to any Lien, the Purchased Assets to any other Person other than, in the ordinary course of business consistent with past practices, to a collection agency in respect of Charged Off Accounts;
     (vii) agree with any Person or otherwise commit themselves to do any of the foregoing; or
     (viii) with respect to the Purchased Assets, except as such matters relate to Excluded Taxes that are income taxes and/or franchise taxes, (A) make or revoke any material Tax election or change any method of Tax accounting; (B) enter into any settlement or compromise of any material Tax liability; (C) file an amended Tax Return with respect to any material Tax; (D) change any material Tax accounting period; (E) enter into any closing agreement relating to any material Tax; (F) surrender any right to claim a material Tax refund.
     (b) Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that, prior to or concurrently with the Closing, Seller and its Affiliates and Pier 1 Bank may terminate any inter-company agreements in anticipation of Pier 1 Bank no longer being an Affiliate of Seller. In addition, Seller and Purchaser acknowledge and agree that, prior to or concurrently with the Closing, Seller and/or Pier 1 Bank may take the additional actions set forth on Schedule 4.2(b).
     Section 4.3. Employees. Seller shall cause Pier 1 Bank to terminate all Employees effective as of the Closing Date.
     Section 4.4. Access and Confidentiality.
     (a) Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, (i) Seller shall, and shall cause Pier 1 Bank to, permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement, to the properties and Books and Records relating to the Business, including the Master File and the Cardholder List, to the extent that such access does not unduly interfere with the business of the Seller or Pier 1 Bank; provided that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement (defined below); and (ii) Seller and Pier 1 Bank or the Purchaser, as applicable, shall direct its respective employees,

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agents and representatives and shall cause the employees, agents and representatives of its respective Affiliates, to cooperate fully with the Purchaser or Seller, as the case may be, and its respective representatives in accessing such items; provided, that, in each case, the Purchaser and Seller, as applicable, and its respective representatives shall comply with the confidentiality obligations contained herein, and provided, further, that the foregoing shall not (1) require the Seller or Pier 1 Bank to permit any inspection, or to disclose any information, that in their reasonable judgment is prohibited or would result in the disclosure of any proprietary information or trade secrets of third parties (including FACS Group, Inc.) or trade secrets of the Seller or its Affiliates unrelated to the Business or violate any obligations of the Seller or its Affiliates to any third party with respect to confidentiality or (2) require any disclosure by the Seller or its Affiliates that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege. After the Closing, Seller shall keep confidential all Personal Information it disclosed to the Purchaser and all information relating to the Business and Pier 1 Bank, except information (other than Personal Information) which; (i) is part of the public domain; (ii) becomes part of the public domain other than as a result of a breach of these provisions by Seller; (iii) was received in good faith after Closing from an independent Person who was lawfully in possession of the information free of any obligation of confidence; (iv) is released from the provisions of this agreement by the written authorization of the Purchaser, or (v) is required to be disclosed by an applicable Requirement of Law.
     (b) If this Agreement is terminated, each party, at its own expense, shall promptly deliver (without retaining any copies) to the other party or (at their option) confirm in writing to the other party that it has completely destroyed all information furnished to such party or its representatives by the other party or any of their agents, employees or representatives in connection with this Agreement, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by such party or its representatives that contain or reflect any such information; provided, however, that the foregoing shall not apply to summary analyses made by such party that such party is required to retain (i) as part of the minutes of the proceedings of its board of directors or any committee thereof, or (ii) to comply with applicable Requirements of Law. Notwithstanding the return or destruction of such information by the receiving party and/or its agents, employees and representatives, the receiving party and its agents, employees and representatives will continue to be bound by its obligations hereunder and under the Confidentiality Agreement regarding the use and confidentiality of such information.
     (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements (including pursuant to clause (a) above) on or prior to the Closing Date shall be held by the Purchaser in accordance with the Confidentiality Agreement, dated May 4, 2006 between the Purchaser and Pier 1 Imports (the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall govern.
     (d) The Parties agree that monetary damages would not be a sufficient remedy for any breach of the foregoing provisions of this Section 4.4 and the provisions of the Confidentiality Agreement, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any

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breach of the foregoing provisions of this Section 4.4 and the provisions of the Confidentiality Agreement.
     (e) From the date hereof through the Closing Date, Seller shall provide to the Purchaser portfolio statistical reports, as available.
     Section 4.5. Reasonable Best Efforts; Other Filings.
     (a) Subject to the terms and conditions of this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, and Seller shall, and shall cause its Subsidiaries, including Pier 1 Bank, to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and shall cooperate fully with each other to that end.
     (b) Without limiting the foregoing, the Parties shall use their reasonable best efforts to obtain the Requisite Regulatory Approvals with respect to the Purchase to allow the Purchaser to perform its obligations under the Program Agreement, in each case in time to permit the Closing Date to occur on or before October 31, 2006. The Parties hereby agree, without any request or demand by the other Parties, (i) to make all necessary filings related to the Requisite Regulatory Approvals with respect to the Purchase no later than twenty-one (21) Business Days from the execution and delivery of this Agreement, (ii) to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with the receipt of the Requisite Regulatory Approvals and (iii) to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval and the licenses, permits or other qualifications referred to in clause (ii) above.
     (c) Purchaser shall promptly notify Seller in writing, and Seller shall promptly notify Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint seeking an order or decree restraining or enjoining the execution of any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute a suit or proceeding to restrain or enjoin the execution of any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated, or (C) fail to issue or give any of the Requisite Regulatory Approvals.
     (d) Any filing fees under the HSR Act or any other domestic or foreign antitrust merger control laws shall be borne by the Purchaser.
     Section 4.6. Additional Instruments. At the reasonable request of Seller, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the other Person shall promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement or to make effective the Purchase.

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     Section 4.7. Credit Card Marks; Branding. It is expressly agreed that, except for the license granted in the Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in the Pier 1 Licensed Marks or other trademarks, service marks, copyrights or other Intellectual Property Rights of the Seller or its Affiliates or that the Seller and its Affiliates have used prior to the date of this Agreement (or shall use or own thereafter) in connection with the Accounts or the Business (collectively, the “Credit Card Marks”). The Purchaser acknowledges that the Seller or its Affiliates own the Credit Card Marks and goodwill related thereto and symbolized thereby.
     Section 4.8. Notice to Cardholders.
     (a) Notice. Purchaser shall provide notice to the Cardholders in accordance with Section 2.1(b) of the Program Agreement.
     (b) Communications. From and after the date of this Agreement and until the Closing, Purchaser and its Affiliates shall not communicate with the Cardholders (whether by mail, by telephone or otherwise) regarding the Business or their Accounts without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
     Section 4.9. Cooperation in Obtaining Approval and Consents. Purchaser agrees to cause one or more of its Affiliates to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantors and sureties, of the obligations of the Purchaser to the extent reasonably requested by any other party whose consent, approval or action is reasonably required in connection with the transfer of the Purchased Assets.
     Section 4.10. Post-Closing Access. Purchaser shall, upon reasonable notice and subject to applicable Requirements of Law relating to the exchange of information, afford to the Seller, its Affiliates and their representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Purchased Assets, the Books and Records relating thereto, and any Person who maintains or controls any of the foregoing for the Purchaser or its Affiliates, all as may be reasonably requested by the Seller or any of its Affiliates in order to enable the Seller to (i) prepare the Final Closing Statement and participate in the resolution of any disputes relating thereto; (ii) permit the performance of any covenants required to be performed under this Agreement and the Ancillary Agreements after the Closing Date; (iii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; and (iv) respond to any proceeding or to any claim made, or to any request for information, by any Governmental Authority or any other Person not a party hereto (other than an Affiliate of the Purchaser), including any Cardholder with respect to matters that may constitute Excluded Liabilities.
     Section 4.11. Cooperation in Litigation.
     (a) Subject to Section 8.4, Seller and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any claim, action, suit, arbitration, proceeding, investigation or regulatory inquiry (“Actions”), whether or not listed on the Schedules and whether or not pending or threatened prior to the Closing that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided,

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however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.
     (b) Seller shall be entitled to keep copies of all litigation filings, correspondence, Books and Records and other documentation of any kind that Seller reasonably determines are necessary or desirable in connection with the handling and disposition of the Actions by Seller and its Affiliates.
     Section 4.12. Preservation of and Access to Books and Records. The Purchaser shall preserve and keep all Books and Records of the Business which constitute a portion of the Purchased Assets or are owned by Pier 1 Bank and all information relating to the accounting, business, financial and Tax affairs of the Business that are in existence on the Closing Date but relate to the Business prior to the Closing Date for a period of seven (7) years after the Closing Date, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency, (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (excluding any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the Purchaser wishes to destroy such records, the Purchaser shall first provide Seller the opportunity to take possession of the same.
     Section 4.13. Bulk Sales Law. Purchaser hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law (including the Uniform Commercial Code Bulk Transfer provisions).
     Section 4.14. Third-Party Consents.
     (a) To the extent that any consent needed to assign to the Purchaser any On-Going Contract has not been obtained on or prior to the Closing Date, this Agreement and any document delivered pursuant hereto shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach of such On-Going Contract or would give rise to a valid right of termination thereof. If any such third-party consent shall not be obtained on or prior to the Closing Date, then the Parties shall cooperate in entering into alternative arrangements at the Closing Date pursuant to which the Purchaser would obtain substantially all of the benefits and become responsible for substantially all of the obligations under such On-Going Contract.
     (b) The Purchaser and Seller shall use commercially reasonable efforts (which for purposes of this Section 4.14 shall not require any payment of money by Seller or the Purchaser, except as agreed between them in writing) to seek any required consents to the assignment of the On-Going Contracts which have not been obtained as of the Closing Date and promptly upon receipt of such consents shall effect such assignments.

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ARTICLE V
CONDITIONS TO EFFECT THE PURCHASE
     Section 5.1. Conditions to Each Party’s Obligations. The respective obligations of Seller and the Purchaser to effect the Purchase are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:
     (a) Governmental and Regulatory Approvals. All of the Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated, and all other approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the Purchase shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such an approval or authorization (other than a Requisite Regulatory Approval) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or on Seller.
     (b) Third Party Consents. The consents and approvals of the Persons set forth in Schedule 3.1(c) and Schedule 3.2(c) with respect to the Closing shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such a consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, the Seller or the Purchaser.
     (c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     (d) Program Agreement. The Program Agreement shall have been duly executed and delivered by the parties thereto.
     (e) Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed and delivered by the parties thereto.
     (f) Operating Procedures. Purchaser and Pier 1 (U.S.) shall have reached mutual agreement with respect to the form and content of the initial Operating Procedures under the Program Agreement.
     Section 5.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase are subject to the fulfillment or waiver by it in writing, at or prior to the Closing Date, of the following additional conditions:
     (a) Performance. Seller shall have performed in all material respects all of its obligations, covenants and agreements set forth in this Agreement to the extent required to be performed at or prior to the Closing Date.

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     (b) Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date (except that representations or warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or other materiality qualifier set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business following the Closing Date.
     (c) Certificate. The Purchaser shall have received a certificate signed on the Seller’s behalf by an executive officer of the Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.
     Section 5.3. Conditions to Obligations of Seller. The obligations of the Seller to effect the Purchase are subject to the fulfillment or waiver by it in writing, at or prior to the Closing Date, of the following additional conditions:
     (a) Performance. The Purchaser shall have performed in all material respects all of its obligations, covenants and agreements set forth in this Agreement to the extent required to be performed at or prior to the Closing Date.
     (b) Representations. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date (except that any representations or warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or materiality qualifier set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business following the Closing Date.
     (c) Certificate. The Seller shall have received a certificate signed on the Purchaser’s behalf by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.
     (d) Termination of Securitization. The Seller shall have terminated, or caused to be terminated, the Pooling and Servicing Agreement so that the Gross Receivables on the Accounts may be transferred to Purchaser by Pier 1 (U.S.) or other designated Subsidiary of Seller.
ARTICLE VI
TERMINATION
     Section 6.1. Termination Prior to the Closing. This Agreement may be terminated at any time before the Closing Date:
     (a) by the mutual written consent of the Parties hereto;

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     (b) by either the Purchaser or Seller, if any Requisite Regulatory Approval or any other approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 5.1(a), has been denied by the applicable Governmental Authority and such denial has become final and nonappealable;
     (c) by either the Purchaser or Seller, if prior to the Closing, (i) any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable; (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or (iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;
     (d) by either the Purchaser or Seller, if the Purchase is not consummated by January 31, 2007; provided, however, that neither the Purchaser nor Seller may terminate this Agreement pursuant to this Section 6.1(d) if such party’s breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or
     (e) by either the Purchaser or Seller, in the event of a breach or default in the performance by the other party of any material representation, warranty, covenant or agreement of such other party, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 5.2(a) or (b) or Section 5.3(a) or (b), as the case may be, not to be satisfied at the Closing Date, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.
     Section 6.2. Effect of Termination. If this Agreement is terminated, it and the Ancillary Agreements shall become void and of no further effect and no party hereto (or any of its Affiliates, directors, officers, representatives or agents) shall have any liability or further obligation to any other party to this Agreement, except (i) the representations set forth in Sections 3.1(n) and 3.2(j), (k) and (l) and the obligations set forth in Sections 4.3(b)-(d), this Section 6.2 and Article IX (other than Section 9.10 thereof) shall continue to apply following any such termination, and (ii) termination of this Agreement shall not relieve any party of any liability arising out of or resulting from any knowing, willful or intentional breach of this Agreement by such party prior to such termination.
ARTICLE VII
TAX MATTERS
     Section 7.1. Tax Indemnity.
     (a) Seller shall be liable for and shall indemnify and hold harmless the Purchaser from and against any and all Excluded Taxes and any expenses related thereto.

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     (b) The Purchaser shall be liable for and indemnify and hold harmless Seller from and against any and all Taxes and any expenses related thereto to the extent that such Taxes are (i) Taxes relating to the Purchased Assets, the Business or the Pier 1 Bank Liabilities for any Post-Closing Tax Period; (ii) Taxes of Pier 1 Bank for any Post-Closing Tax Period; or (iii) with respect to Straddle Taxes, Taxes of Pier 1 Bank which are not allocable, pursuant to Section 7.1(c), to the portion of such period ending on the Closing Date.
     (c) With respect to Taxes that are payable for a taxable period that begins before the Closing Date and ends after the Closing Date (the “Straddle Taxes”), the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be in the case of (i) Taxes imposed on a periodic basis or otherwise measured by the level of any item deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; and (ii) Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the Closing).
     (d) Notwithstanding any other provision in this Agreement to the contrary, to the extent Seller or any of its Affiliates (other than Pier 1 Bank) had paid estimated Taxes that are attributable to the income, gain, business or activities of Pier 1 Bank for any Post-Closing Tax Period and prior to the Closing Date Seller has not been reimbursed for such expenses, Seller’s liability for Taxes pursuant to this Agreement shall be reduced by the amount of such payments.
     Section 7.2. Preparation and Filing of Tax Returns.
     (a) Seller shall prepare, with respect to the Purchased Assets, and shall cause Pier 1 Bank to prepare or cause to be prepared, in a manner consistent with past practice (but only to the extent such past practices shall not, in the reasonable judgment of Seller, cause Seller or Pier 1 Bank to incur any penalties or additional Taxes) and file or cause to be filed on a timely basis all (i) Tax Returns with respect to the Purchased Assets and the Business and Pier 1 Bank for taxable years or periods that end on or before the Closing Date and (ii) consolidated, unitary, combined or similar Tax Returns (the “Consolidated Tax Returns”) that include Pier 1 Bank and Seller or any of their Affiliates no matter when such taxable years end.
     (b) Except as provided in Section 7.2(a) hereof, the Purchaser shall prepare or cause to be prepared and file or cause to be filed (at the expense of Purchaser) on a timely basis all other Tax Returns with respect to the Business, Pier 1 Bank, the Purchased Assets and, subject to Seller’s indemnity for Taxes as provided in Section 7.1(a) hereof, pay all Taxes reported as due on such Tax Returns.
     (c) With respect to any Tax Return required to be filed or caused to be filed by Seller or the Purchaser pursuant to Sections 7.2(a) and (b) hereof with respect to Pier 1 Bank (such party, the “Filing Party”) and as to which an amount of Tax is allocable to the party that is not

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the Filing Party (the “Tax Indemnifying Party”) pursuant to Section 7.1(a) or (b) hereof, the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return or in the case of a Consolidated Tax Return, a pro forma Tax Return for Pier 1 Bank (prepared on a separate company basis) and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return or Consolidated Tax Return, as the case may be, and such tax Indemnifying Party and its authorized representatives shall have the right to review and comment on such Tax Return and statement.
     Section 7.3. Time of Payment. Payment of any amounts due under this Article VII in respect of Taxes shall be made: (i) except to the extent that a matter relating to Taxes is being contested with a taxing authority, at least three (3) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Filing Party that reports a tax liability for which a Tax Indemnifying Party is liable pursuant to this Agreement or (ii) with respect to any matter relating to Taxes which is being contested with a taxing authority, within three (3) Business Days after the following: (A) an agreement between Seller and the Purchaser that an indemnity is payable, (B) a final determination having been made by a taxing authority; or (C) except in the case of a matter that is being contested or shall be contested with a taxing authority, an assessment of a Tax by a taxing authority. If liability under this Article VII is in respect of an expense relating to the contest of a Tax matter, then payment of any amounts due under this Article VII shall be made as of the time when the payment of the corresponding Tax is due pursuant to the immediately preceding sentence.
     Section 7.4. Tax Refunds. Purchaser shall, if Seller so requests, cooperate with Seller to file for and obtain any Tax refund or credit related to the Business or the Purchased Assets or Pier 1 Bank that relates to any period ending on or before the Closing Date. If the Purchaser at any time receives a Tax refund or credit described in the immediately preceding sentence, the Purchaser shall promptly pay over such refund or the amount of such credit to the Seller. Any Tax refunds or credits relating to Pier 1 Bank, the Purchased Assets, or the Business with respect to a Straddle Period shall be equitably apportioned between the Purchaser, on the one hand, and the Seller, on the other hand. The Purchaser and Seller agree to carry forward any net operating loss, net capital loss, special deduction, or credit attributable to Pier 1 Bank for a Post-Closing Tax Period when an election is available as an alternative to the carry back of such item to a Pre-Closing Tax Period.
     Section 7.5. Tax Notice; Tax Controversies.
     (a) Seller and the Purchaser shall provide to each other written notice within ten (10) days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which a taxing authority makes or proposes to make a Tax adjustment to the Purchaser, Pier 1 Bank or Seller which, if determined adversely to the taxpayer would be grounds for indemnification under this Article VII. Seller shall control any such proceeding to the extent such proceeding: (i) involves a Consolidated Tax Return or any matter relating to a Consolidated Group of Seller (a “Seller Consolidated Group Tax Claim”) or (ii) could adversely affect the Taxes of Seller or any

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of its Affiliates or could result in Seller being liable for any amount of Taxes or losses related thereto, either under applicable Requirements of Law or pursuant to this Agreement, and the Purchaser shall control all other proceedings; provided that, with respect to any such Tax Claim (other than a Seller Consolidated Group Tax Claim), the party not controlling the proceeding of such Tax Claim or its representative shall (to the extent permitted by applicable Requirements of Law) have the right, at its expense, to participate in any such Tax Claim (other than a Seller Consolidated Group Tax Claim). Other than with respect to a Seller Consolidated Group Tax Claim, the Parties hereto agree that they shall not settle, compromise or agree to any Tax adjustment which affects or could affect the other party’s Tax liability without the prior written consent of the other party, which consent shall not be unreasonably delayed, conditioned or withheld; provided, however, that such settlement or compromise shall not adversely affect the Tax liability of Pier 1 Bank after the Closing Date.
     (b) Notwithstanding any other provision in this Agreement to the contrary, Seller shall control the conduct of all Seller Consolidated Group Tax Claims that include Seller, and Seller shall have sole discretion in administering any such claims including the right to settle such claims without the consent of the Purchaser.
     Section 7.6. Cooperating and Controversies.
     (a) Seller and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns of Pier 1 Bank (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include but not be limited to (i) providing all relevant information that is available to the Purchaser, Seller and/or Pier 1 Bank, as the case may be, with respect to such Tax Claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by the Purchaser, Seller or Pier 1 Bank, as the case may be. None of Seller, Pier 1 Bank and the Purchaser shall dispose of any Tax Returns, Tax schedules, Tax work papers or any books or records of Pier 1 Bank unless it first offers in writing to the other party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within fifteen (15) days of the offer being made if an offer is accepted and the offeree fails to take possession within thirty (30) days of the date on which the offer is made. Any information obtained under this Section 7.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or with respect to any Tax Claim.
     (b) Notwithstanding any other provision in this Agreement, the Purchaser shall have no right to obtain any information with respect to or regarding the combined, consolidated, unified or group Tax Returns that are filed by Seller and Seller’s Affiliates.
     (c) Within 180 days after the Closing Date, the Purchaser shall cause Pier 1 Bank to prepare and provide to Seller a package of Tax information materials, including without limitation, schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by Seller pursuant to Section

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7.2(a) hereof, and upon Seller’s reasonable request, the Purchaser shall provide to Seller any additional information that may be requested by Seller. The Tax Package shall be prepared in good faith in a manner consistent with past practice.
     Section 7.7. Survival. All agreements, covenants and indemnification matters contained in this Article VII shall survive the Closing until sixty (60) days following the expiration of the applicable statutory period of limitation.
     Section 7.8. Termination of Tax Sharing Agreements. As of the Closing Date, Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar agreements and arrangements (“Tax Sharing Agreements”) between Seller or any of its Affiliates, on the one hand, and Pier 1 Bank on the other, to be extinguished and terminated with respect to Pier 1 Bank; provided that such termination shall not excuse Pier 1 Bank from making all payments due to Seller or any of its Affiliates (other than Pier 1 Bank) under such Tax Sharing Agreements as determined as of the Closing Date (including all reasonable costs and expenses associated with preparing the Tax Returns on which such income Taxes shall be reported ). The payment and calculation of any payments due and owing with respect to the preceding sentence shall be made in a time and manner consistent with past practice.
     Section 7.9. Exclusivity. Except as provided in Section 3.1(m) hereof with respect to representations and warranties relating to Tax matters, notwithstanding any other provision in this Agreement to the contrary, this Article VII shall control all matters relating to Taxes and any claims, liabilities, damages, deficiencies, obligations, costs or expenses, penalties and reasonable attorneys’ fees and disbursements related thereto.
     Section 7.10. Section 338(h)(10) Election.
     (a) The Purchaser and Seller shall join in making an election under Section 338(h)(10) for the Code (or any identical or similar provisions under Requirements of Law) with respect to Pier 1 Bank (the “Section 338(h)(10) Election”). The Purchaser and Seller agree to cooperate in all respects for the purpose of the preparation and filing of the Section 338(h)(10) Election (including the preparation of the Form 8023), and jointly filing an effective Section 338(h)(10) Election prior to, at the time of and subsequent to the filing of such Section 338(h)(10) Election.
     (b) For purposes of making such Section 338(h)(10) Election, the Purchaser shall initially determine the value of the tangible and intangible assets of Pier 1 Bank and shall within one hundred twenty (120) days of the Closing Date provide Seller with an allocation of the Purchaser’s “adjusted grossed-up basis” in the shares of Pier 1 Bank (within the meaning of the Treasury Regulations under Section 338 of the Code, including Section 1.338(h)(10)-1 of the Treasury Regulations) to such assets (the “Allocation”). If any adjustments to the Purchaser’s “adjusted grossed-up basis” in the shares of Pier 1 Bank are necessary, the Purchaser shall provide Seller with an allocation of the “adjusted grossed-up basis”, so adjusted, among the tangible and intangible assets of Pier 1 Bank (the “Adjusted Allocation”). The Allocation and the Adjusted Allocation, if any, shall be in writing and shall, subject to the last proviso of this Section 7.10(b), be binding upon the Purchaser and Seller for purposes of allocating the “deemed selling price” (within the meaning of the Treasury Regulations) among the assets of Pier 1 Bank;

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provided that if Seller believes that all or a portion of the Allocation or the adjusted Allocation is materially incorrect and the Purchaser and Seller cannot resolve their disagreement within thirty (30) days after notification thereof by the objecting Seller to the Purchaser, Seller and the Purchaser shall adopt their own respective Allocation for income tax reporting.
     (c) Subject to the last proviso of Section 7.10(b), neither Seller nor the Purchaser shall file any Tax Return, or take a position with a taxing authority, that is inconsistent with the Allocation or the Adjusted Allocation that is applicable to Seller.
     (d) Purchaser and Seller recognize that part of the Purchase Price will be deferred over time and will accordingly treat as interest for tax purposes a portion of the amount so deferred under the principles of Code Section 1274 and the regulations thereunder.
     Section 7.11. FIRPTA Certificates. On or prior to each of the Closing Date, the Purchaser shall have received from Seller a certificate in compliance with Treasury Regulation Section 1.1445-2(b), certifying that such Seller is not a “foreign person” under Section 1445 of the Code.
     Section 7.12. Agreements. Notwithstanding anything to the contrary contained herein, all Liabilities and obligations between the Seller and any of its Affiliates (other than Pier 1 Bank), on the one hand, and Pier 1 Bank, on the other hand, under the agreements referenced in Schedule 7.12 shall cease and terminate as of the Closing Date and shall no longer be enforceable.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     Section 8.1. Survival.
     (a) The representations or warranties of the Parties in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 3.1(a), (b), (f), (k)(i), (k)(ii), and (n) and Sections 3.2(a), (b), (f), (j), (k) and (l) shall survive indefinitely and the representations and warranties made pursuant to Section 3.1(m) shall survive until the expiration of the applicable statute of limitations.
     (b) No claim for indemnification pursuant to this Article VIII for breach of any representation or warranty may be brought after the date on which such representation or warranty no longer survives; provided, that if a written notice of a claim for indemnification is given to the indemnifying party in accordance with Section 8.4(a) prior to the termination of the applicable survival period, the indemnifying party’s obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.
     Section 8.2. Indemnification by the Seller. Subject to the provisions of this Article VIII, after the Closing Date, Seller shall indemnify the Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and each of the successors and assigns of the foregoing against, and agree to hold each of them harmless from, any and all

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damage, disbursement, loss, liability, cost, claim, interest, award, judgment, penalty, interest or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Losses”) (including such fees and expenses related to the enforcement of this Agreement) incurred or suffered by the Purchaser or any of its Affiliates because of (1) any breach of a representation or warranty of Seller contained in Section 3.1 determined without regard to any Knowledge, Material Adverse Effect or materiality qualifier therein (except in the case of the representations and warranties set forth in Sections 3.1(e)), (2) any breach of an agreement or covenant made by Seller in this Agreement or in any certificate delivered pursuant to this Agreement, (3) any Excluded Liabilities, (4) any Excluded Taxes, (5) the failure by Seller to comply with any applicable bulk sales laws (notwithstanding the waiver contained in Section 4.13), or (6) except as reserved or reflected in the Annual Financial Information or Interim Financial Information and subject to Section 3.1(e), Seller’s operation of the Business prior to the Closing Date. Notwithstanding the foregoing, Purchaser and its Affiliates shall not be entitled to indemnification pursuant to clause (1) of this Section 8.2 (other than for breaches of Sections 3.1(a), (b), (f), (k)(i), (k)(ii), (m) and (n) which shall not be subject to the following limitations): (a) for any Losses until the aggregate amount of all Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds Five Hundred Thousand Dollars ($500,000), in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; and (b) for Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates in excess of one-half of the Purchase Price.
     Section 8.3. Indemnification by the Purchaser. Subject to the provisions of this Article VIII, after the Closing Date, the Purchaser shall indemnify Seller and each of its respective Affiliates and each of their respective officers, directors, employees, agents and each of the successors and assigns of the foregoing against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any such Affiliate because of (1) any breach of a representation or warranty of the Purchaser contained in Section 3.2 determined without regard to any Knowledge, Material Adverse Effect or materiality qualifier therein, (2) any breach of an agreement or covenant made by the Purchaser in this Agreement, (3) any Pier 1 Bank Liabilities, (4) any Liability for Taxes of Pier 1 Bank other than Pier 1 Bank Excluded Taxes or Taxes that constitute Excluded Liabilities or (5) the operation of the Business from and after the Closing. Notwithstanding the foregoing, the Seller and its Affiliates shall not be entitled to indemnity pursuant to clause (1) of this Section 8.3 (other than for breaches of Sections 3.2(a), (b), (j), (k) and (l), which shall not be subject to the following limitations): (a) for any Losses until the aggregate amount of all Losses incurred or suffered by the Seller or any of its Affiliates exceeds Five Hundred Thousand Dollars ($500,000), in which case the Seller and its Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; and (b) for Losses, in the aggregate, incurred or suffered by the Seller or its Affiliates in excess of one-half of the Purchase Price.
     Section 8.4. Notice, Settlements and Other Matters.
     (a) A party seeking indemnification pursuant to Section 8.2 or Section 8.3 (an “Indemnified Party”) must give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought

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hereunder specifying in reasonable detail the individual items of the Losses in respect of which indemnification is sought including the amount, the date each such item was paid, incurred or properly accrued, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the limitations set forth in Section 8.2, if the Seller is the Indemnifying Party, or Section 8.3, if the Purchaser is the Indemnifying Party) and with its own counsel. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above, the Indemnifying Party (i) advises the Indemnified Party in writing that it shall not elect to defend, settle or otherwise compromise or pay such action or claim or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party’s reasonable costs arising out of the defense, settlement, compromise or payment thereof shall be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 8.2 and 8.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim. If the Indemnifying Party elects to defend any such action or claim, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party’s sole cost and expense.
     (b) The Indemnified Party shall have the right to reject any settlement proposed by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any person as a result of the claim that are not covered by the indemnity provided herein. The Indemnified Party shall not have the right to settle any third party claim without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such claim in good faith and has assumed the defense of such claim from the Indemnified Party or if the period for determining whether or not to assume the defense of such claim from the Indemnified Party has not expired.
     (c) In calculating the amount of any Losses of an Indemnified Party under this Article VIII, there shall be subtracted the amount of any (1) Tax benefits actually realized by the Indemnified Party with respect to such Losses, (2) insurance proceeds and third-party payments actually received by the Indemnified Party with respect to such Losses and (3) any merchant charge-backs that would be permissible under the operating rules in effect at that time (whether or not such charge-back was actually made), and there shall be added the amount of any related Tax costs or other expenses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the realization or receipt of any proceeds, benefits, payments, charge-backs contemplated by clauses (1), (2) or (3) above, the Indemnified Party shall remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses (net of any related Tax costs or other expenses to

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the extent such amounts were not previously taken into account). Upon the payment of any claim hereunder, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.
     (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article VIII, and subject to the procedures for indemnification claims set forth in this Article VIII, the Indemnified Party shall act in good faith, shall use commercially reasonable efforts to mitigate any Losses (including by seeking to fully realize or receive any proceeds, benefits, payments, or charge-backs contemplated by clauses (1), (2) and (3) of Section 8.4(c)), shall use similar discretion in the use of personnel and the incurring of expenses as the Indemnified Party would use if it were engaged and acting entirely at its own cost and for its own account, and shall consult regularly with the Indemnifying Party with respect to all its matters of interest to the Indemnifying Party under this Article VIII.
     (e) All indemnity payments shall be treated as additional adjustments to the amount of the total consideration paid for the Purchased Assets and the Business for all Tax purposes.
     (f) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages.
     (g) After the Closing Date, Article VII and this Article VIII shall constitute the Seller’s and the Purchaser’s exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement; provided, however, that this provision shall not impair the ability of either party to obtain specific performance or other equitable relief.
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Notices. All notices and other communications by the Purchaser or the Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:
     if to the Purchaser to:
201 North Walnut Street, Floor 15
Wilmington, DE 19801-2920
Attention: David Hoyt
Facsimile: (302) 282-1892

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with a copy to:
201 North Walnut Street, Floor 10
Wilmington, DE 19801-2920
Attention: Robert Birnbaum
Facsimile: (302) 282-8361
     if to the Seller to:
c/o Pier 1 Assets, Inc.
100 Pier 1 Place
Fort Worth, Texas 76102
Attention: Michael A. Carter, Esq.
           Senior Vice President and Secretary
Facsimile: (817) 252-7319
with a copy to:
Winstead Sechrest & Minick P.C.
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attention: Bruce A. Cheatham, Esq.
Facsimile: (214) 745-5390
     Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Seller may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon receipt.
     Section 9.2. Expenses and Certain Post-Closing Matters.
     (a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with the HSR Act shall be paid by Purchaser.
     (b) Collection efforts and related expenses on the Accounts made or incurred by the Seller prior to the Closing Date shall be the responsibility of the Seller, and all monies paid or otherwise collected thereon prior to the Closing Date (and all monies paid or otherwise collected on Charged Off Accounts prior to the Closing Date) shall be retained by the Seller.
     (c) Seller shall pay to the Purchaser, as soon practicable following receipt thereof, any payments or other proceeds that constitute Purchased Assets and are received after the Closing by Seller or any of its Affiliates (other than pursuant to this Agreement).
     Section 9.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This

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Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other Party hereto, and any purported assignment without such consent shall be void.
     Section 9.4. Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the annexes and schedules hereto and thereto, embody the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.
     Section 9.5. Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which shall together constitute one and the same instrument.
     Section 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.
     Section 9.7. Waiver of Jury Trial and Venue.
     (a) Each party hereto hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.
     (b) Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each party hereto hereby irrevocably waives any objection which such party may now or hereafter have to the laying of improper venue or forum non conveniens. Each party hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against any party hereto if given as provided herein.
     Section 9.8. Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

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     Section 9.9. No Petition. Purchaser covenants and agrees that it shall not, prior to the date that is one year and one day after the final payment of any series of investor certificates or any other series issued by the Master Trust, acquiesce, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Pier 1 Funding LLC or the Master Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Pier 1 Funding LLC or the Master Trust or any substantial part of its property or ordering the winding up or liquidation of the affairs of Pier 1 Funding LLC or the Master Trust.
     Section 9.10. Public Announcement. Except for any notice which is required by law or regulation, each of the Purchaser, on the one hand, and Seller, on the other hand, agrees that it shall not issue a press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Each of the Purchaser, on the one hand, and Seller, on the other hand, agrees, if possible, to notify and consult with the other at least twenty-four (24) hours in advance of filing any notice required by law or regulation. Notwithstanding the preceding, however, press releases that do not name the other Party will not require such approval. The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by applicable law or the applicable rules and regulations of any Governmental Authority or stock exchange and (b) publications prepared solely by and for employees of any Party, or their respective Affiliates.
     Section 9.11. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall confer on any person, other than the Parties hereto and Pier 1 Bank or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.
     Section 9.12. Schedules. The Schedules to this Agreement set forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided that the mere inclusion of an item in a Schedule as an exception to a representation shall not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably expected to result in a Material Adverse Effect with respect to the disclosing party or the Business.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties hereto as of the day and year first above written.

CHASE BANK USA, N.A.

By:

	Name:	David Hoyt
	Title:	Senior Director

PIER 1 ASSETS, INC.

By:

	Name:	Charles H. Turner
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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